Exhibit 99.1

Investor Contact: EVC Group, Inc. Douglas Sherk/Jenifer Kirtland 415-896-6820
Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Thermage Completes Acquisition of Reliant Technologies, Inc.

Hayward, Calif., December 23, 2008—Thermage, Inc. (NASDAQ: THRM), a leader in non-invasive tissue tightening, announced that, following approval of its stockholders at a special meeting held earlier today, it has closed the acquisition of Reliant Technologies, Inc. The transaction brings together two of the leading brands in skin tightening and skin resurfacing and rejuvenation.

“This is a very important milestone for Thermage, offering us the opportunity to expand our market presence,” said Stephen J. Fanning, chairman, president and chief executive officer. “Our product offerings are complementary and will allow us to cross-sell a more complete product line to physicians and their patients through one of the largest direct U.S. sales forces in the industry and an expansive international distribution network.”

Under the terms of the definitive agreement, Thermage purchased Reliant for approximately $25 million in cash, 23.6 million shares of Thermage common stock, and the assumption of up to $7.0 million of net debt, subject to post closing adjustments.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information about Thermage, call 1-510-259-7117 or log on to www.thermage.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Thermage’s business are detailed in the Company’s Form 10-Q for the quarter ended September 30, 2008, and additional risk factors relating to the transaction discussed in this press release will be presented in future public filings. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.